Exhibit 8.2

2001 M Street, NW Suite 600 Washington, DC 20036 +1 202 682 7000 tel +1 202 857 0940 fax

January 17, 2024

Cedar Fair, L.P.

8701 Red Oak Blvd.

Charlotte, North Carolina 28217

Ladies and Gentlemen:

We have acted as counsel to Cedar Fair, L.P., a Delaware limited partnership (“Cedar Fair”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4 (File No. 333-276255), initially filed with the Commission on December 22, 2023 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Agreement and Plan of Merger, dated as of November 2, 2023 (the “Merger Agreement”), by and among Six Flags Entertainment Corporation, a Delaware corporation (“Six Flags”), Cedar Fair, CopperSteel HoldCo, Inc., a Delaware corporation and subsidiary of Six Flags and Cedar Fair (“CopperSteel”), and CopperSteel Merger Sub, LLC a Delaware limited liability company and a wholly owned subsidiary of CopperSteel. Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing Effective Time, (iii) the statements and representations made by Six Flags and Cedar Fair in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing Effective Time, (iv) any such statement or representation set forth in the Merger Agreement, the Registration Statement, or the Officer’s Certificates that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification, is and will be true, complete and correct as if made without such qualification, (v) the parties to the Merger Agreement and their respective subsidiaries will treat the transactions for U.S. federal income tax purposes in a manner consistent with this opinion,

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(vi) such parties have complied with and will continue to comply with the obligations, covenants and agreements contained in the Merger Agreement, and (vii) there will be no change in applicable U.S. federal income tax law from the date hereof through the Closing Effective Time. If any of the above described assumptions are untrue for any reason or if the transactions are consummated in a manner that is different from the manner described in the Merger Agreement, the Registration Statement, or the Officer’s Certificates, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm that, subject to the qualifications, assumptions, and limitations stated herein and in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences For Cedar Fair Unitholders”, (i) the discussion set forth under the captions “U.S. Federal Income Tax Consequences of the Cedar Fair First Merger to Cedar Fair U.S. holders” and “U.S. Federal Income Tax Consequences of the Cedar Fair First Merger to Cedar Fair Non-U.S. holders”, insofar as such discussion constitute statements of U.S. federal income tax law, constitutes our opinion as to the material U.S. federal income tax consequences of the Cedar Fair First Merger to the Cedar Fair U.S. holders and Cedar Fair non-U.S. holders, respectively, and (ii) we are of the opinion that for U.S. federal income tax purposes, the Cedar Fair First Merger taken together with the Six Flags Merger will qualify as a transaction described in Section 351 of the Code.

This opinion does not address any other U.S. federal income tax consequences of the transactions contemplated by the Merger Agreement or any other matters of U.S. federal law, and we have not considered matters (including U.S. state, local or non-U.S. tax consequences) arising under the laws of any jurisdiction other than matters of federal income tax law arising under the laws of the United States. Furthermore, we express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above.

Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the transaction contemplated in the Merger Agreement, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform Cedar Fair of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the transactions contemplated in the Merger Agreement and therefore is prospective and dependent on future events.

This opinion is furnished to you solely in connection with the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior

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written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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